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                                                                          (i)(9)

                                   Goodwin Procter LLP        T: 617.570.1000
                                   Counsellors at Law         F: 617.523.1231
                                   Exchange Place             goodwinprocter.com
                                   Boston, MA 02109

Edgar Correspondence

June 4, 2008

ING Series Fund, Inc.
7337 E. Doubletree Ranch Road
Scottsdale, Arizona 85258

Re: ING Series Fund, Inc.
    Post-Effective Amendment No. 112 to Registration Statement on Form N-1A, File Nos. 333-41694, 811-06352 (the "Registration Statement")

Ladies and Gentlemen:

As counsel to ING Series Fund, Inc., a Maryland corporation (the "Company"), we have been asked to render our opinion with respect to the issuance of up to 100,000,000 Class O shares of stock of the Company (the "Shares"), par value $0.001 per share, representing interests in the ING Small Company Fund (the "Fund"), a series of the Company (the "Series"), as more fully described in the prospectus and statement of additional information contained in Post-Effective Amendment No. 112 to the Registration Statement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion expressed below. We have relied, without independent verification, on a certificate of the State of Maryland Department of Assessments and Taxation and, as to matters of fact material to the opinion set forth below, on a Certificate of the Secretary of the Company. In addition, we have assumed that the number of Class O Shares issued and outstanding at any time shall not exceed 100,000,000. We also have assumed that the Shares will be issued in accordance with the prospectus and statement of additional information contained in the Registration Statement, as may be amended or supplemented from time to time, and the consideration per Share received by the Company in connection with the sale of Shares will be equal to the net asset value per Share determined in accordance with the requirements of the Investment Company Act of 1940, as amended, the applicable rules and regulations of the Securities and Exchange Commission (or any succeeding governmental authority), and in conformity with generally accepted accounting practices and principles, but shall not be less than the par value per Share.

The opinion expressed below is limited to the Maryland General Corporation Law.

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ING Series Fund, Inc.
June 4, 2008
Page 2

Based upon the foregoing, we are of the opinion that the Shares, when issued and sold, will be validly issued, fully paid and non-assessable by the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm as legal counsel for the Company in the Registration Statement. This consent shall not constitute an acknowledgment that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Sincerely,


/s/ Goodwin Procter LLP

GOODWIN PROCTER  LLP